Exhibit 99.2

2nd Quarter Conference Call

Good morning. Thank you for joining us and welcome to KMG America’s 2nd quarter conference call.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws.  These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties.  These risks are discussed in our second quarter earnings release, issued this morning and our Form 10-Q, to be filed later today.  In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully.

During this call, we also will be discussing certain non-GAAP financial measures, such as “operating income” and “pro forma” financial information that we believe is useful for evaluating the performance of the business.  This information should not be viewed in isolation or considered as a substitute for the financial information prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the most comparable GAAP measures is contained in the earnings release.

I have several items to report on starting with a few comments on earnings.  We are very pleased with our second quarter earnings results for several reasons even though they’re below consensus estimates.  We knew the absolute level of incremental costs associated with building the new KMA activity would be substantially higher in the 2nd quarter than in the first and they were – approximately $4.0 million compared to $2.4 million in the first quarter and there was virtually no incremental new premium in the 2nd quarter.  Consequently our modeling showed the second quarter earnings to be lower than the first.  We’ve said repeatedly we believed the new organization could be built while still producing positive earnings.  And while claims and reserves can bounce around from quarter to quarter, we expect to have rapidly growing premium starting in the 3rd quarter.  This premium growth should be occurring while the pace of cost increases is slowing.

Additionally, we’ve picked the short end of the yield curve to invest excess cash in the near term.  This is proving to be the right long term decision for KMG America as the upward pressure on short term rates should produce better returns than we would be receiving had we invested long in the second quarter.  We continue to hold about $100 million or roughly 20% of invested assets in short term investments.

Finally, we are currently modeling 2006 and 2007 projections utilizing updated data and a far more refined process.  We are trying to understand what we might reasonably expect our earning’s growth trajectory to be.  We have not changed our estimates of the long term return prospects for KMA, but there have been changes in interest rate outlook, re-insurance strategies and other areas.  We have not given earnings guidance thus far, but certainly want to relay updated data when we’re confident it’s complete and accurate.  The issue for us is when we achieve scale and stabilized ROE’s in the mid-teen range.  DeLong will have more detail on the 2nd quarter in a few minutes.

Some other important items: you’ll recall we slowed sales rep hiring toward the end of the first quarter and well into the second quarter in order to better manage our costs.  But we still added more high quality reps in the 2nd quarter and now have 15- most of whom are already productive. Our objective was to have 15 or so reps going into the 3rd quarter and 18 to 22 by 9/30.  While it becomes increasingly difficult to hire reps as the year progresses because successful reps have their full year bonus achieved, we think there’s little doubt recruiting objectives will be met.  And we continue to interview only the best.

Another important area is product development.  We filed our new stop loss product in most states in May and have been actively selling it.  Sales results are impressive.  I’ll have details in a minute.  The new group life product was filed 2-3 weeks later than we expected.  We clearly missed some July 1 business due to the delay, but it shouldn’t be material to our full year results.  The group life product has been in the market now for several weeks. Our other product work is progressing as planned.

While we didn’t have the stop loss product available in all states in June, as of July 1, which means some of these sales will be reported in the 3rd quarter, actual sales totaled $3.8 million, a very impressive result for the first month.  And it wasn’t the result of a couple of large cases, but rather many smaller cases.  We’re pushing group life right now and hope for similar success.  We expect total annualized new sales to exceed $20 million in 2005 for this new activity which is at least 50% greater than our original plan.

We continue to get a strong effort from Kanawha’s smaller case worksite sales unit following a significant reduction in its sales management structure in the 2nd quarter.  The structural changes caused some disruption to the sales effort but the management of the unit has responded positively.  Our agency unit in the Carolina’s continues to perform well and will exceed its sales budget for the year.  And Kanawha Health Services, our TPA, should show a 20% sales increase full year as well.

We have announced that we intend to discontinue writing LTC insurance in the near future and sell our Senior Market agency in Florida.  This will have a negative impact on sales, but is the right decision for KMG America.  We are negotiating a definitive agreement as we speak to sell this unit.  The sale will not have a material impact on results.  We expect to dispose of this unit in the 3rd quarter or early in the 4th quarter at the latest.

Finally, there has been a flurry of activity on the ING Suit – none of which has changed our opinion about the risks.  After a one day unsuccessful mediation session in late July, ING filed a motion to add two additional KMG America employees as defendants.  Neither had any involvement in sales or the recruiting effort and neither has been employed by Reliastar/ING for several years.  Neither had non-competes or non-solicit agreements in effect.  Additionally, ING is now seeking injunctive relief when KMG America hasn’t made an offer to one of their employees for about 5 months.  A hearing occurred last Tuesday and we expect a ruling this month.  I repeat that following the hearing our attorneys have not changed their assessment of the risk.  I can continue to report that the ING matter hasn’t distracted us from our objective of building a first class national group and worksite company, but it is costing more to defend than we had expected.

In conclusion, KMG America is delivering as we said we would.  We are moving forward on all fronts and I couldn’t be happier about the progress.  While our objectives are significant, I can’t point to one area where we are coming up significantly short of our plan.  Stated differently, we are near or ahead of plan on virtually every key objective.  Now, Scott will talk about the financials.

Closing

To date we have given guidance only on sales and when we expect to achieve scale, which was roughly 30 months following the IPO.  We have given no earnings guidance. We will be able to give updated information on key indicators sometime in the 4th quarter if we expect any meaningful deviation from either the sales or scale guidance we’ve given previously. Additionally, we’d expect to have an investor conference in New York after the 1st of the year to give a longer term strategic update.

I repeat we couldn’t be happier with all the important pieces that are coming together for KMG America.  Sales, product development, hiring, integration of Kanawha and Kanawha’s administrative capability are all on target.  And the reception we’re getting from the brokerage community is excellent.

Thank you for joining us this morning and your support of KMG America.

SHD 2Q05 Conference Call Script

Monday, August 15, 2005

Our earnings release went out earlier this morning, and the 10-Q will be filed later today.

Let me start with a few words about our financial statement presentation in the press release.

First, as we noted last quarter, we provide 2004 results for our predecessor on a pro forma basis adjusted for the effects of purchase accounting.  This is the only way, we believe, that comparisons between 2004 and 2005 can be meaningful. We plan to continue this approach throughout 2005.

Second, we compare this year’s second quarter to both the first quarter and last year’s second quarter.  Because the financial results of our predecessor in 2004 do not reflect the new activity of KMG America, we believe the most meaningful comparison of the second quarter results will be to this year’s first quarter.

Third, as we did in the first quarter, we have added extra lines to the income statement in order to separate the expenses of the Kanawha legacy business from the expenses relating to the build out of our new sales and underwriting operation, the new corporate office, and the new costs associated with being a public company. This, too, facilitates period-to-period trend comparisons of the financial results of Kanawha’s legacy business, and helps you observe the earnings effect of our new activity.  Starting next quarter we expect to start providing a full P&L for this new activity once more material premium revenues and benefit costs for this new activity are being recorded.

With this introduction, let me now get to second quarter results.  Operating income was 3 cents per fully diluted share, below the analysts’ consensus estimate of 6 cents.  This compares to 5 cents per share last quarter and 12 cents on a pro forma basis in the second quarter of 2004. We are pleased with this result, because it reflects an improvement in the performance of Kanawha’s legacy business of 15 cents per share for this quarter compared to 12 cents for last quarter and 12 cents on a pro forma basis for the second quarter last year.  As Ken said, we expected that overall earnings would decline from the 5 cents per share in the first quarter because we knew that, compared to the first quarter, we would be adding a lot more expense without adding much premium right away from this new activity.  The improvement in Kanawha’s legacy business was not enough to offset this expected ramp-up of expense, so earnings had to decline.  I’ll be talking about these expenses in more detail a little later.

Next I’m going to provide a little detail about the performance of Kanawha’s legacy business.  The improvement from 12 cents per share in the first quarter to 15 cents this quarter comes from several factors, including:  a 2.4% rise in premium revenue, which is about 10% annualized; a modest increase in investment income as well as in fee and commission income; an improvement in the benefit ratio from 78% to 77%; and operating expenses that were flat.  Operating income in all the segments was flat or up after removing the expenses of the new activity, with earnings in the worksite segment up very nicely from $1 million to $1.8 million pre-tax.  One item you might be wondering about is the benefit ratio for the long term care block reported in the Senior Segment, which has been trending upward for two quarters after a very good result in the fourth quarter of last year.  As we discussed in the press release, some of the increase is due to newly opened claims, and some comes from the predictable rise from the aging of the block combined with steadily decreasing new sales in recent years.   These new sales start out with much lower benefit ratios then what we see on policies that have been on the books a few years because of the level premium nature of these long term policies.  Countering this effect, however, are the premium rate increases that have already been approved but have not been fully reflected in current results.  We will continue to file for rate increases, including another one in all states later this year.  Finally, the nature of this product combined with the relative small size of Kanawha’s in force block can lead to considerable quarter to quarter fluctuation in these benefit ratios. I’ll make one final point about taxes this quarter on the Kanawha legacy business.  We are showing a 24% effective tax rate for the current quarter and 31% for six months.  You will find a brief explanation in the press release.  While I can’t speak with certainty on this because the full year result will depend on the amount and mix of taxable income, our best guess at this time is that the tax benefit that gives rise to the low tax rate on our GAAP financials will not reverse in the second half of the year, and we should have an effective tax rate for the full year approximately equal to the rate you see for the first six months.  We don’t see much of a benefit, if any, carrying over to future years, however.

I’ll talk next about the ramp up of expenses associated with the new KMG America activity.  These expenses are expected and most are required to effectively implement our business plan.  We incurred a total of $4 million of this type of expense in the second quarter, up from $2.4 million in the first quarter and $1.1 million in the fourth quarter last year.  These expenses reduced after-tax operating income in the second quarter by 12 cents per share, up from 7 cents in the first quarter.  The quarter-over-quarter increase in these expenses of $1.7 million is composed of about 60% related to new personnel hired in the second quarter, and 40% related to attorney’s fees and Sarbanes-Oxley-related costs. These incremental expenses will continue to rise throughout this year as we hire sales reps, underwriters and other support personnel, and the expense outlay for Sarbanes-Oxley continues to rise through next February.  And legal fees related to the ING suit will likely continue at a high level well into next year.  However, starting in the third quarter and accelerating into the fourth quarter we should start seeing increased revenues from product sales through our new sales channel.

I’d like to talk next about the current impact on investment income from continuing low interest rates, as well as the outlook for the next year or two.  Recall that we have no spread-managed products currently, so increases and decreases in investment income due to portfolio yield changes fall directly to the bottom line.  That’s a very good thing when rates rise, but makes for difficult earnings conditions when rates fall or remain low.  We provide some average portfolio yield rates in the press release for each of the three quarters we show financial statement data.  These calculations of average yields are not perfect, but they are indicative.  By looking at the difference between the PGAAP and HGAAP yields for the second quarter of 2004, you can see that the yield haircut from marking the investment portfolio to market on the purchase date and amortizing the $18 million of capital gains over the remaining term to maturity is about 40 basis points. You will recall we said at the time of the IPO that the Kanawha investment strategy as a privately-owned company was not entirely suited to public company ownership, as a portion of the portfolio generated low operating income while being geared to a total return strategy. By reallocating about 20% of that portfolio into high quality public and private assets, we believe we can add 25 to 50 basis points of yield over time.  Therefore, we should be able to replace most or all of the 40 basis point mark-to-market reduction.  If we use the 10-year Treasury as a benchmark, we believe we can add 100 to 115 basis points of yield, depending on the spreads over Treasuries available to us among the various targeted asset types.  The issue for us right now is we don’t know when 10 year rates will rise close to 5%, which we view as our hurdle rate, although it seems clear that the Fed expects to continue to push up the short end of the yield curve.

If you look at the average portfolio yield for the second quarter of 2005 in the press release, you see that we earned about 4.7%, at least 130 basis points short of our initial target yield.  This cost us about $1.2 million in after-tax earnings for the quarter, or 6 cents a share.  This shortfall is due to two factors.  First, we have remained very short and liquid throughout the first seven months this year because rates have remained low.  We started the year with about $130 million of cash and equivalents, and we still have approximately $100 million of cash equivalents and short maturity investments of two to three years, where we have parked funds temporarily pending higher interest rates.  Second, we have been cautious about investing in our targeted private asset classes. This is because the long funding lag combined with the volatility and uncertainty of where rates will be 90 to 120 days out makes investment commitment decisions difficult.  In light of this we are much shorter and more liquid at this point of the year than we had thought at the time of the IPO, but we believe this is right where we ought to be in light of current conditions.  It is costing us near term earnings, but is giving us the flexibility to wait for the right investments in order to improve longer term earnings.

All in all, we are very satisfied with our current earnings performance, especially given the current interest rate environment.  The important thing, we think, is that we are getting our new sales and underwriting organization in place earlier than we thought, and the quality of the newly recruited personnel is every bit as good — if not better — than we had planned.  Key products are getting developed, filed and approved.  We are positioned for strong revenue and earnings growth in 2006.

With that, I’ll turn it back to Ken for the Q&A session.